Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to certain EnergyConnect Group, Inc. Restricted Stock Unit Agreements of our report dated March 18, 2010, relating to the financial statements and financial statements schedules of EnergyConnect Group, Inc., which include an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of EnergyConnect Group, Inc. for the year ended January 1, 2011.

/s/ RBSM LLP

New York, New York

May 13, 2011